Exhibit 99.1

News
Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1592

SINCLAIR COMPLETES MODIFIED HOLDING COMPANY STRUCTURE

Transfers Substantially All Assets and Liabilities to Wholly-Owned Subsidiary

    BALTIMORE (September 30, 2003) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has completed the creation of a modified holding company structure, as previously contemplated and publicly disclosed.

    In creating the modified holding company, SBGI has transferred substantially all of its television broadcast assets and liabilities to Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of SBGI.  As such, STG has become the primary obligor under Sinclair’s existing bank credit agreement, the 8.75% Senior Subordinated Notes due 2011, and the 8% Senior Subordinated Notes due 2012.  SBGI will provide a guarantee of these obligations.  SBGI’s class A Common Stock, class B Common Stock, Series D Convertible Exchangeable Preferred Stock, and the 4.875% Convertible Senior Subordinated Notes remain at SBGI and are not obligations or securities of STG.  Pursuant to their terms, the 4.875% Convertible Senior Subordinated Notes automatically became 4.875% Convertible Senior Notes of SBGI, although they continue to be structurally subordinated to STG’s debt.

   Commenting on the structure, David Amy, Executive Vice President and CFO of Sinclair Broadcast Group, Inc. stated, “The modified holding company allows us to return to a leverage profile reflective of what was in place prior to our June 2003 refinancing of the $200 million 11.625% High Yield Trust Originated Preferred Securities (HYTOPS), which were excluded from our leverage calculations under our bank credit agreement, but, by refinancing, allowed us to save approximately $10 million per year in interest costs.”

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

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